Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNICATIONS SALES & LEASING, INC.

(Exact name of registrant as specified in its charter)

Maryland	46-5230630
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10802 Executive Center Drive Benton Building, Suite 300 Little Rock, Arkansas	72211
(Address of principal executive offices)	(Zip Code)

COMMUNICATIONS SALES & LEASING, INC. 2015 EQUITY INCENTIVE PLAN

(Full title of the plan)

Daniel L. Heard

Communications Sales & Leasing, Inc.

Senior Vice President – General Counsel and Secretary

10802 Executive Center Drive

Benton Building, Suite 300

Little Rock, Arkansas 72211

(Name and address of agent for service)

(501) 850-0820

(Telephone number, including area code, of agent for service)

Copies of all correspondence to:

Geoffrey D. Neal, Esq.

Kutak Rock LLP

124 West Capitol Avenue, Suite 2000

Little Rock, Arkansas 72201

(501) 975-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.0001 par value	6,000,000	$28.52	$171,120,000	$19,884.14

(1)	This registration statement covers, in addition to the number of shares of common stock, $0.0001 par value per share, of the Registrant (the “CS&L Common Stock”) stated above, options and other rights to purchase or acquire the shares of CS&L Common Stock covered by this registration statement and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Communications Sales & Leasing, Inc. 2015 Equity Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Calculated solely for the purpose of this offering under Rules 457(c) and (h) of the Securities Act, based on the average of the high and low sale prices per share of CS&L Common Stock in the “when issued” trading market on April 20, 2015, as reported on the Nasdaq Global Select Market.
(3)	Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.000116200 by the proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Communications Sales & Leasing, Inc. (“we,” “our,” “us,” the “Company” or the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)	The Registrant’s Registration Statement on Form 10 (File No. 001-36708) (the “Form 10”);

(b)	The Registrant’s Current Reports on Form 8-K filed on March 26, 2015 (other than Item 7.01 thereof), April 1, 2015, April 8, 2015, April 10, 2015, and April 16, 2015; and

(c)	The description of the CS&L Common Stock contained in the Registrant’s information statement, filed as Exhibit 99.1 to its Current Report on Form 8-K filed on March 26, 2015.

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports, provided that unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its shareholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that will limit, to the maximum extent permitted by Maryland law, the liability of our directors and officers to us and our shareholders for money damages.

Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the Maryland General Corporation Law, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter requires, to the maximum extent permitted by Maryland law, that we indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (1) any present or former director or officer who is a party to a proceeding (or threatened to be made a party) by reason of his or her service in that capacity, and (2) any individual who, while a director or officer and, at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities.

In respect to our obligations to provide indemnification to directors and officers for liability arising under the Securities Act, we have been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and it therefore unenforceable.

We will enter into indemnification agreements with each of our executive officers and directors providing for the indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person’s service as an officer or director of ours. We also will maintain insurance on behalf of our directors and officers, insuring them against liabilities that they may incur in such capacities or arising from this status.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Articles of Amendment and Restatement of Communications Sales & Leasing, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 10, 2015 (File No. 001-36708))

4.2	Amended and Restated Bylaws of Communications Sales & Leasing, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 10, 2015 (File No. 001-36708))

5.1	Opinion of Kutak Rock LLP*

23.1	Consents of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Kutak Rock LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included with signature page)

99.1	Communications Sales & Leasing, Inc. 2015 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form 10 (File No. 001-36708))

*	Filed herewith.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on this 23rd day of April, 2015.

COMMUNICATIONS SALES & LEASING, INC.

By:	/s/ Daniel L. Heard
Daniel L. Heard
Senior Vice President – General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, the undersigned hereby constitute and appoint Daniel L. Heard and Mark A. Wallace, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kenneth Gunderman Kenneth Gunderman	President, Chief Executive Officer and Director (Principal Executive Officer)	April 23, 2015

/s/ Mark A. Wallace Mark A. Wallace	Senior Vice President – Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 23, 2015

/s/ Francis X. Frantz Francis X. Frantz	Chairman of the Board of Directors	April 23, 2015

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Amendment and Restatement of Communications Sales & Leasing, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 10, 2015 (File No. 001-36708))

4.2	Amended and Restated Bylaws of Communications Sales & Leasing, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 10, 2015 (File No. 001-36708))

5.1	Opinion of Kutak Rock LLP*

23.1	Consents of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Kutak Rock LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included with signature page)

99.1	Communications Sales & Leasing, Inc. 2015 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form 10 (File No. 001-36708))

*	Filed herewith.